Exhibit (a)(24)
Launching in October, the 2010 Overview of PotashCorp and Its Markets offers a snapshot of the factors that influence our performance. Illustrated with more than 100 full-color graphs available both online and in print, the Overview reveals insights about our nutrients, our markets, and our opportunities.
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Why does the world require new potash capacity?
As global demand for potash has grown over the past two decades — particularly in developing countries — the industry has evolved from one defined by excess capacity to one that is expected to be challenged to meet rising demand for years to come.
We expect potash consumption to approach the long-term trend line of approximately 55 million tonnes in 2011 and the potential for restocking could push this total higher. We believe this level will set the stage for future demand growth and reinforces the need for new capacity.
Industry Capacity vs. Operational Capability
When evaluating the capability of global potash producers to meet demand it is important to distinguish between theoretical capacity and operational capability (how much can actually be produced in a year). Why is this important? We believe to understand where you are going, you first need to know where you are starting from.
Although industry capacity is estimated at around 66 million tonnes in 2010, that number does not account for regular maintenance downtime, plant bottlenecks and ramp-up for new capacity.
We believe the truest indicator of the industry’s actual operational capability occurred in 2007, when demand exceeded available supply and global potash production reached approximately 55 million tonnes. Since that time, limited new capacity — the majority from PotashCorp — has been added.
This gets us to today. We believe the potash industry worldwide would have been capable of producing between 58 million and 60 million tonnes of potassium chloride in 2010 and, factoring in new operational capability coming on stream, 60-61 million tonnes in 2011.
Higher potash operating rates expected
With many of the lower-cost brownfield projects completed, the challenge of meeting long-term demand is that building new capacity is an expensive and time consuming undertaking. Potash capacity — both brownfield and greenfield — is not developed overnight. Even when new capacity is added, it takes significant time to ramp up to maximum production levels.

These barriers to adding new supply and the anticipated growth in demand are expected to push up potash industry operating rates in the coming years. This is expected to create a need for new supply and a pricing environment that encourages investment in new capacity.
As the largest producer of potash with the majority of new capacity expected to come on stream over the next five years, we believe we can benefit most from a tighter supply/demand environment.

Global Potash Operational Capability*

Excluding PotashCorp, Limited New Operational Capability Expected

Million Tonnes KCl
80
70
60
50
40
30
20
10
0
PotashCorp
Former Soviet Union
Europe
Other Possible
Other North America
Middle East
Other Probable
2007
2008
2009
2010F
2011F
2012F
2013F
2014F
2015F
Includes Probable Projects

Source: Fertecon, Public Filings, PotashCorp

PotashCorp
Helping Nature Provide

Source: Fertecon, Public Filings, PotashCorp Million Tonnes KCl Global Potash Operational Capability* Excluding PotashCorp, Limited New Operational Capability Expected * Estimated annual achievable production level from existing operations; announced probable and possible brownfield projects; assuming typical ramp-up periods for new capacity. Probable and possible projects based on PotashCorp's view of project probabilities. Includes Probable Projects

PotashCorp Brownfield Potash Capital Costs

Cost per tonne ($CDN)
PotashCorp Projects Completed (2005-2009)*
1,200
1,000
800
600
400
200
0
0.75 MMT
1.50 MMT
0.36 MMT
0.40 MMT
Rocanville
Lanigan
Patience Lake
Allan

Cost per tonne ($CDN)
PotashCorp Projects In Progress (2010-2015)*
1,200
1,000
800
600
400
200
0
1.00 MMT
2.20 MMT
1.20 MMT
2.70 MMT
1.20 MMT*
Allan
Cory (I & II)
New Brunswick**
Rocanville

Source: PotashCorp

PotashCorp
Helping Nature Provide

Cost per tonne ($CDN) Source: PotashCorp PotashCorp Brownfield Potash Capital Costs Lower Cost Projects Completed; New Brownfield Tonnes More Capital-Intensive PotashCorp Projects Completed (2005-2009)* PotashCorp Projects In Progress (2010-2015)* 0.75 MMT 0.36 MMT 1.50 MMT 0.40 MMT 1.00 MMT 2.20 MMT 1.20 MMT 1.20 MMT* * Includes, as applicable, both bringing back previously idled capacity and expansions to capacity and does not necessarily reflect current operational capability. 2.70 MMT ** New Brunswick costs per tonne based on 2MMT mine (not net capacity addition of 1.2MMT) Cost per tonne ($CDN)

Garth Moore
President PCS Potash
It’s much easier to add onto an existing operation than to start a brand new one.
You start a brand new one, again you have to sink the shafts, you have to develop the underground mine operation which takes two to three to four years to develop enough mining faces and, to get things going so you can start mining underground and then, again, you have the manpower problem, which is probably the most significant one, of finding the people, getting them trained and teaching them how to become potash operators.
One of the things that a lot of people don’t realize is all the mining equipment that goes underground goes down in pieces so, once you sunk a shaft, which takes about three years, you get down, you just have a vertical hole in the ground which is 18 to 20 feet in diameter, whatever the size is, could be larger or smaller. But then you have that and then you just have to start working your way out, and you break a hole out into the potash, enough room to start building the first mining machine, take it down piece by piece, put it together, start it up, trying to train somebody to run it and get it moving away, bring down another one, put it together piece by piece, start it up, get it moving away, and so on and so forth until you get enough, faces developed underground to start feeding production ore to the mill and that takes a long time.

World Potash Operating Rate*

High Operating Rates Typical of Positive Pricing Environment

Operating Rate
Historical Rate
Forecast Rate
100
80
60
40
1993
1996
1999
2002
2005
2008
2011F
2014F

Source: Fertecon, PotashCorp

PotashCorp
Helping Nature Provide

Source: Fertecon, PotashCorp Operating Rate World Potash Operating Rate* High Operating Rates Typical of Positive Pricing Environment Forecast based on 3.5 percent demand CAGR 2000-2014 * Based on percentage of operational capability

This document contains forward-looking statements or forward-looking information (forward-looking statements). These statements are based on certain factors and assumptions including foreign exchange rates, expected growth, results of operations, performance, business prospects, evaluations and opportunities and effective income tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: future actions taken by BHP Billiton in connection with its unsolicited offer; fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; the recent global financial crisis and conditions and changes in credit markets; the results of sales contract negotiations with China and India; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns; changes in and the effects of, government policy and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2009 under captions “Forward-Looking Statements” and “Item 1A — Risk Factors” and in our other filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Important Information
 This document is neither an offer to purchase nor the solicitation of an offer to sell any securities. On August 23, 2010, PotashCorp filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) with respect to the offer to purchase commenced by BHP Billiton Development 2 (Canada) Limited, a wholly-owned subsidiary of BHP Billiton Plc. Investors and security holders of PotashCorp are urged to read the solicitation/recommendation statement and any other relevant documents filed with the SEC, which contain important information.
Investors and security holders may obtain a free copy of the solicitation/recommendation statement and other documents that PotashCorp files with the SEC through the website maintained by the SEC at www.sec.gov and through the website maintained by PotashCorp at www.potashcorp.com. In addition, the solicitation/recommendation statement and other documents filed by PotashCorp with the SEC may be obtained from PotashCorp free of charge by directing a request to Potash Corporation of Saskatchewan Inc., 122 – 1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K 7G3, (306) 933-8500.